Mosel & Ginn, PLLC

1255 W. 15th Street
Suite 135 – LB 25
Plano, TX 75075
P: (469) 429-4229
F: (469) 429-4233

July 28, 2020

To the board of directors
My Palace Portal, Inc.
2201 Long Prairie Rd.
Flower Mound, TX 75022

We have audited the financial statements of My Palace Portal, Inc. (the "Company"), for the period from inception (March 18, 2020) to May 31, 2020 and have issued our report thereon dated July 28, 2020. Professional standards require that we provide you with information about our responsibilities under generally accepted auditing standards, as well as certain information related to the planned scope and timing of our audit. We have communicated such information in our engagement letter dated June 18, 2020. Professional standards also require that we communicate to you the following information related to our audit.

<u>Significant Audit Findings</u>

Qualitative Aspects of Accounting Practices

You are responsible for the selection and use of appropriate accounting policies. The significant accounting policies used by the Company are described in Note 1 to the financial statements. The Company was organized in March 18, 2020 and currently is in a development stage. Proper accounting policies were adopted and applied for the period. We noted no transactions entered into by the Company during the period for which there is a lack of authoritative guidance or consensus. All significant transactions have been recognized in the financial statements in the proper period.

Accounting estimates are an integral part of the financial statements and are based on your knowledge and experience about past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. Certain financial statement disclosures are particularly sensitive because of their significance to financial statement users. The financial statement disclosures are neutral, consistent, and clear.

Difficulties Encountered in Performing the Audit

We encountered no significant difficulties in performing and completing our audit.

Uncorrected Misstatements

Professional standards require us to accumulate all misstatements identified during the audit,

other than those that are clearly trivial, and communicate them to the appropriate level of management. There were no such misstatements. There are minor corrections necessary to bring the Company's internal books in line with the issued financial statements. We have attached a schedule of those entries to this letter.

Disagreements with Management

For purposes of this letter, a disagreement with management is a financial accounting, reporting, or auditing matter, whether or not resolved to our satisfaction that could be significant to the financial statements or the auditor's report. We are pleased to report that no such disagreements arose during the course of our audit.

Sincerely,

Mosel & Ginn, PLLC

Mosel & Ginn, PLLC